Exhibit 99.2

USANA Health Sciences, Inc.	July 26, 2022

Q2 2022 Management Commentary

Key Financial & Operating Results

•	Second quarter net sales were $264 million as compared with $337 million during the second quarter of the prior year.

•	Second quarter diluted EPS totaled $1.00 versus $1.87 during the second quarter of 2021.

•	Company reiterates fiscal 2022 net sales and diluted EPS outlook of $1.015 billion to $1.065 billion and $3.85 to $4.45, respectively.

Overview

As indicated in our preliminary results release on July 6th, we continue to experience COVID-related disruptions in several key markets, including mainland China. This caused participation in sales programs, Active Customer counts, and financial performance to come in lower than anticipated. Although many of these disruptions were outside of our control, and while we faced a tough year-over year comparable due to the timing of a successful sales program in 2021, our second quarter results were not up to our standards. Additionally, unfavorable foreign currency exchange rate movement negatively impacted year-over-year net sales performance by approximately 320 basis points.

The operating environment contributed to several business decisions, including the decision to increase inventory levels over the last couple of years to mitigate potential supply chain disruptions. We also continued to experience inflationary pressure across many areas of our business that have negatively impacted our operating margin and this is expected to continue over the next several quarters. Consequently, efforts are underway to align spending with current and expected sales performance, yet will allow for prioritized investments in areas of strategic importance.

Although we believe that we will continue to face short-term pressure on our operating performance, we remain committed to our business strategy, which we believe will position the Company to deliver sustainable long-term growth in customer counts, net sales and EPS. Our healthy balance sheet enables the flexibility to continue investing in our business to support efforts to create long-term value for our stakeholders.

During the quarter, we made progress on our digital strategy on several fronts. We introduced enhancements to our Associate onboarding program and provided Associates with additional tools to efficiently and effectively setup and operate their business. We also continued to invest in and enhance the digital experience for our customers around the world and launched improvements to our China shopping app to further improve the online shopping experience in this market.

In a few weeks, we will celebrate our 30th Anniversary at our upcoming Global Convention. This will be a hybrid event in Salt Lake City with an expected in-person attendance of approximately 4,000 Associates. We have select events and modest promotional activity planned in conjunction with this celebration to help generate excitement and momentum in the business.

Q2 2022 Results

Consolidated Results
Net Sales	$264 million	•-21% vs. prior-year quarter •-18% constant currency vs. prior-year quarter •-$10.9 million YOY FX impact, or -3% •Flat sequentially in constant currency
Diluted EPS	$1.00	•-47% vs. prior-year quarter •-13% sequentially •Diluted shares of 19.2 million, -6% year-over-year
Active Customers	559,000	•-14% vs. prior-year quarter •+1% sequentially

Balance Sheet and Share Repurchase Activity

We ended the quarter with $230 million in cash and cash equivalents and did not repurchase any shares during the quarter. As of July 2, 2022, the Company had approximately $83 million remaining under the share repurchase authorization.

Quarterly Income Statement Discussion

Gross margin decreased 180 basis points from the prior year to 81.3% of net sales. The decrease can be attributed to the negative impact of currency exchange rates, higher inventory valuation adjustments and the loss of leverage on fixed-period costs due to lower net sales. The ongoing inflationary pressure on the price of material and labor also impacted gross margins in the current-year quarter. These cost pressures were offset, in part, by favorable changes in geographic sales mix.

Associate Incentives decreased 60 basis points from the prior year to 45.1% of net sales. The modest decrease reflects lower incentive and promotional expenses during the current-year quarter as compared to the global sales program offered in each of our markets during the prior year’s second quarter.

Selling, General and Administrative expenses increased 360 basis points from the prior year to 25.1% as a percentage of net sales. The increase is largely due to loss of leverage on lower year-over-year net sales. On an absolute basis, SG&A expenses decreased $5.9 million compared to the prior year due, in part, to variable-based expenses.

The effective tax rate increased to 34.6% from the 29.6% reported in the prior-year quarter, largely due to a change in distribution of pre-tax income generated by market. The year-to-date effective tax rate of 33.5% is in line with expectations for the full year.

Regional Financial Results

Asia Pacific Region
Net Sales	$217 million	•-22% vs. prior-year quarter •-18% constant currency vs. prior-year quarter •+3% constant currency sequentially •82% of consolidated net sales
Active Customers	438,000	•-15% vs. prior-year quarter •+4% sequentially

Asia Pacific Sub-Regions
Greater China
Net Sales	$141 million	•-15% vs. prior-year quarter •Constant currency net sales: -13%
Active Customers	278,000	•-8% vs. prior-year quarter •+9% sequentially
North Asia
Net Sales	$29 million	•-23% vs. prior-year quarter •Constant currency net sales: -13%
Active Customers	57,000	•-14% vs. prior-year quarter •Flat sequentially
Southeast Asia Pacific
Net Sales	$48 million	•-37% vs. prior-year quarter •Constant currency net sales: -33%
Active Customers	103,000	•-29% vs. prior-year quarter •-6% sequentially

Greater China: Net sales and local currency sales in mainland China decreased 15% and 13% year-over-year, respectively, while Active Customers in this market decreased 9%. Sequentially, net sales in mainland China increased 7% and Active Customers increased 10%.

We continued to experience a challenging operating environment in China, as COVID-related lockdowns and restrictions in several areas persisted throughout the quarter, making it difficult to hold small in-person meetings. Consequently, the response to promotional activity in mainland China was meaningfully below our internal expectations. We currently have limited visibility in this key market as COVID-related disruptions continue to have a pronounced impact on our business. Despite the current difficulties, we remain committed to making strategic investments and are optimistic in the long-term growth prospects of this key market

North Asia: Net sales and local currency sales in South Korea decreased 23% and 13% year-over-year, respectively. On a sequential basis, net sales and local currency sales declined 4% and grew 1%, respectively. Weaker-than-anticipated response to promotional activity, which was partially attributable to COVID-related disruptions in South Korea was the key driver of the sales declines during the second quarter.

Southeast Asia Pacific: Key markets in this sub-region continue to be impacted by local restrictions and lockdowns. Additionally, concerns around a slowdown in local economies impacted consumer sentiment and purchasing behavior. Local currency sales and Active Customers in Malaysia declined 28% and 21% year-over-year, respectively. Sequentially, local currency sales decreased 1% and Active Customers were flat. The Philippines reported local currency sales and Active Customers declines of 48% and 42%, respectively. On a sequential basis, local currency sales and Active Customers declined 20% and 11%, respectively.

Americas and Europe Region
Net Sales	$47 million	•-19% vs. prior-year quarter •-17% constant currency vs. prior-year quarter •-13% constant currency sequentially •18% of consolidated net sales
Active Customers	121,000	•-13% vs. prior-year quarter •-7 % sequentially

Americas and Europe Region: Year-over-year net sales performance for key markets in this region reflects the difficult comparison due to the strong response to last year’s global sales program. Net sales in the United States and Canada declined 10% and 26% year-over-year respectively.

Outlook and 2022 Operating Strategy

We are reiterating our consolidated net sales and earnings per share outlook for fiscal year 2022, which was updated on July 6, 2022.

Fiscal Year 2022 Outlook
Range
Consolidated Net Sales	$1.015 - $1.065 billion
Diluted EPS	$3.85 - $4.45

Our revised outlook for the year reflects:

•	An unfavorable currency exchange rate impact on net sales of approximately $40 million (previously $16 million);

•	An operating margin in the range of 11% and 12% (previously 13.0% and 13.6%);

•	An annual effective tax rate of 33.5% (previously 32.5%); and

•	An annualized diluted share count of 19.3 million (previously 19.6 million).

We remain committed to our strategic growth objectives, including: (1) enhancing the digital experience for our customers to improve the overall online shopping experience; (2) improving Associate onboarding and training to help drive and sustain customer growth; (3) exploring additional promotional and incentive offerings on a market-specific basis; (4) driving growth in our China market, which includes launching experience centers to help facilitate our strategic growth plan for this key market and; (5) pursuing accretive business development opportunities.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investor contact:	Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com
Media contact:	Dan Macuga
Public Relations
801-954-7280